FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES REMOVED FROM
NYSE “WATCH LIST”

CHICAGO, Friday, June 5, 2009 – Playboy Enterprises, Inc. (NYSE: PLA, PLAA) said that it has been notified by the New York Stock Exchange (NYSE) that the company is now considered to be in good standing and has been removed from the NYSE “Watch List” as a result of a program initiated by the NYSE that temporarily lowers continued listing requirements to $50 million in market capitalization or $50 million in shareholders’ equity.  At the close of the market on June 4, 2009, Playboy’s combined market capitalization was approximately $98 million.

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Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives. The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms and radio.  Through licensing agreements, the Playboy brand appears on a wide range of consumer products in more than 150 countries as well as retail stores and entertainment venues.